Exhibit 99.2

Loudeye Announces Three Executive Promotions in Its International Management Team

Seattle, WA — January 21, 2005 — Loudeye Corp. LOUD, a worldwide leader in business-to-business digital media solutions, today announced the promotion of Charles Grimsdale to the role of Chief Strategy Officer for Loudeye globally, Ed Averdieck to General Manager of Loudeye’s European operations and Tiff Pike to Chief Operating Officer of Loudeye’s European operations.

“These three individuals have been instrumental in leading the success of our global music store deployments, international label relations, mobile music strategy and business operations abroad,” said Jeff Cavins, Loudeye’s president and chief executive officer. “I believe the extensive knowledge, vision and talents that Charles, Ed and Tiff bring to our team will help us to build upon our strong international operations and market leadership.”

In his new role as Chief Strategy Officer of Loudeye, Grimsdale will develop corporate strategy including product strategy and global market development initiatives. Grimsdale was formerly managing director of Loudeye’s international business operations, and prior to that served as chief executive officer of On Demand Distribution Limited. (OD2), which was acquired by Loudeye in June 2004. Prior to co-founding OD2 in 1999, Grimsdale was the founder and chief executive officer of DIVISION Group Plc, a supplier of product simulation software.

As General Manager of Loudeye’s European operations, Averdieck will be responsible for business activity in Europe including the international rollout of Loudeye’s full service offering and management of Loudeye’s network of more than 70 music store customers throughout those regions. Averdieck previously served as Loudeye’s director of international sales and marketing, and OD2’s director of sales and marketing. Prior to joining OD2 in 2000, Averdieck was European Sales & Marketing Director of Castle Music, a post he took following a role as director of sales at BMG UK.

As Chief Operating Officer of Loudeye’s European operations, Pike will oversee the financial, legal, human resources and administrative support functions for Loudeye’s international business. Previously, Pike served as Finance Director for OD2. Prior to joining OD2 in 2001, Pike was Finance Director at Internet portal Net4Most, following a five year role as Group Finance Controller at Litho Supplies Plc and a position as an auditor with Ernst & Young whom he joined in 1991. Pike is a member of the Institute of Chartered Accountants.

About Loudeye Corp.
Loudeye is a worldwide leader in business-to-business digital media solutions and the outsourcing provider of choice for companies looking to maximize the return on their digital media investment. Loudeye combines innovative products and services with the world’s largest digital music archive, a broad catalog of licensed digital music and the industry’s leading digital media infrastructure enabling partners to rapidly and cost effectively launch complete, customized digital media stores and services. For more information, visit www.loudeye.com.

Forward Looking Statements
This release contains forward-looking information within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current estimates and actual results may differ materially due to risks, including the possibility of adverse changes in the market for distribution of digital audio and video that Loudeye serves; adverse or uncertain legal developments with respect to copyrights surrounding the creation and distribution of digital content; pricing pressures and other activities by competitors; the failure of Loudeye’s hosting infrastructure; the complexity of Loudeye’s services and delivery networks; any problems or failures in the structure, complexities or redundancies of Loudeye’s network infrastructure; failures in third party telecommunication and network providers to provide required transmission capacity; lack of market acceptance for Loudeye’s products and services; the possible delay in the adoption of digital media or related applications on the web in general; and other risks set forth in Loudeye’s most recent Form 10-Q, Form 10-K and other SEC filings which are available through EDGAR at www.sec.gov . Loudeye assumes no obligation to update the forward-looking statements.

Contacts
Media/Public Relations: Karen DeMarco, mPRm for Loudeye, 323.933.3399, kdemarco@mprm.com Investor relations: Michael Dougherty, 206.832.4000, ir@loudeye.com